Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SENSUS HEALTHCARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rules 457(c) and 457(h)	250,000	(1)	$3.31	(2)	$827,500	(2)	$110.20 per $1,000,000	$91.19
	Total Offering Amounts						$827,500	(2)		$91.19
	Total Fee Offsets									$0.00
	Net Fee Due									$91.19

(1)	Represents shares of Common Stock to be registered under the registrant’s 2017 Incentive Plan. Pursuant to Section 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, or similar transactions under the anti-dilution provisions of the 2017 Incentive Plan. The registrant has previously registered 500,000 shares that may be issued under the 2017 Incentive Plan on Registration Statement No. 333-221372. The registration fee for the previously registered shares was paid at the time that such registration statement was filed.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price was determined based on the average of the high and low prices reported for Sensus Healthcare, Inc.’s Common Stock on NASDAQ on August 7, 2023.